EXHIBIT 99.2

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Conference Call Speech Q1 2012

Good morning. I'm Dan O'Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for first quarter 2012.

Prior to commenting specifically on the financials, I'd like to speak about where we are in our major projects and what we expect for the next quarters.

Growth continued in most of our market verticals during Q1. Record revenue was booked in first quarter and continues to be based on increased volume of product rather than merely increasing price per unit of volume.

Our sugar to aspartic acid plant, in Alberta, is now in operation. We do not provide volume information or details of production. However, revenue generation has started, depreciation of the factory has begun and the Taber production team is focused on continuous increase in quantity, efficiency and quality.

One of the primary potential customers for this grade of material is the dish and laundry detergent market. The market opportunity for our product in detergents is estimated as greater than $350 million per year.

The NanoChem division now represents more than 90% of revenue and has become the main sales and profit driver of our company for the next several years. This division makes poly-aspartic acid [TPA] a biodegradable protein with many valuable uses.

TPA is used in agriculture to increase crop yield. The method of action is through limiting crystal embryo growth between fertilizer ions in the soil. When embryonic crystals are prevented from transforming into a fully crystalline form by TPA, the fertilizer remains available to plants further into the growing season. Keeping fertilizer easily available to crops results in better yield with the same level of fertilization. In North America alone, the wholesale market is estimated at over $2 billion a year and most crops are able to use TPA profitably. Sales into agriculture grew quickly in 2011 and that strength has carried forward into Q1 2012. The distributor we were so pleased to find in late 2009 has shown remarkable ability to grow sales and increase interest in our products. Our internal sales team is fully engaged in supporting our best distributors and helping the others improve their performance.

TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. Our sales into this market are well established and growing steadily but can be subject to temporary reductions when production is cut back or when platforms are shut down for reconditioning. In some areas,
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including many Nordic countries and companies  operating in the North Sea use of
TPA is mandated as part of environmental regulation.

Q2 AND REST OF 2012
We are optimistic but cautious. Our products are best in their class and in normal economic conditions we can attempt to forecast sales based on past results. However, given the news of an accelerating world economic slowdown particularly in Europe and the Far East we have decided not to provide specific growth predictions. It is simply too difficult and unrealistic to give accurate guidance at this time. We still expect full year 2012 revenue to be higher than 2011 and we will revise to our best ability each quarter. We hope to succeed even during difficult times and will do our best to provide upside surprises.

Swimming pool sales were the only product sector that did not increase compared to the same quarter of 2011. We suspect that this is a combination of better than usual early buy orders in Q4 2011 and other customers waiting for Q2 to place orders. Agriculture is strong and our best distributor has shown another quarter of rapid growth. The oil sector is providing us with new chances to grow and, of course, when we get the Alberta plant to significant volume levels, large detergent contracts become possible. We continue to caution that continuous high oil prices have increased aspartic acid prices. This increases our cost of goods and affects margins until production gains at the Alberta plant can relieve the pressure.

Highlights of the financial results:

Sales for the quarter increased 19% to $5.19 million compared with $4.36 million for 2011. The result is a profit of $223 thousand or $0.02 per share in the 12 period, compared to a profit of $358 thousand or $0.03 per share, in 11.

Now that Alberta factory is operating, a biomass expense is no longer given in the news release. Instead, due to the generation of revenue from that facility, depreciation of the factory has begun. This results in a significantly higher depreciation expense in the financials compared to previous quarters.

Working capital is more than adequate. FSI's sales tend to be larger during the first half of the year, resulting in higher accounts receivable, lower cash and lower inventory. The Company's growth is supported by its mostly untapped, $6.4 million line of credit with a Chicago based bank.

Because of the out-size effects of depreciation, stock option expenses and one-time items on the financials of small companies, FSI also provides a non-GAAP measure useful for judging year over year success. "Operating cash flow" is arrived at by removing depreciation, option expenses and one-time items from the statement of operations.

For first quarter 2012, operating cash flow was $1.12 million, 8 cents per share compared to $800 thousand and 6 cents per share in 2011. We are pleased with these results but, the pressure on margins from raw material costs is evident in this metric too. Detailed information on how to reconcile GAAP with non-GAAP numbers is included in our news release of May 15th.

Finally, our other product lines, Watersavr and swimming pools are being emphasized less than the NanoChem division while maintaining the long-term opportunities and limiting cash and management costs. Swimming pool sales are back to pre-recession levels and we are planning for resumption of growth in the division through 12. Watersavr sales are more difficult to predict. We are
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continuing  our efforts in Turkey,  Morocco,  parts of East-Asia,  Australia and
Spain. Small sales are expected at intervals through the year.

The text of this speech will be available on our website by Thursday May 17th and email copies can be requested from Jason Bloom at 1800 661 3560. [Jason@flexiblesolutions.com]

Thank you, the floor is open for questions

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